AGREEMENT TO ISSUE ADDITIONAL PREFERRED STOCK


         This Agreement to Issue Additional Preferred Stock ("Agreement") is made and entered into by and between AutoCorp Equities, Inc. ("AutoCorp"), AutoPrime, Inc. ("AutoPrime"), Consumer Investment Company ("CIC") and Lenders Liquidation Center, Inc. ("LLCI"), effective on the date shown below.

                                    RECITALS

         A. By separate agreement and for valuable consideration, AutoCorp has issued and delivered to Consumer Investment Corporation ("CIC") and Lenders Liquidation Centers, Inc. ("LLCI"), 3,500,000 shares of Series A Non-Cumulative Convertible Preferred Stock of AutoCorp (the "Series A Preferred Stock").

         B. By separate agreement and for valuable consideration, CIC and LLCI have pledged the Series A Preferred Stock as collateral to secure various obligations owed by CIC and LLCI to AutoPrime, both of them representing to AutoPrime that the value of the Preferred Stock does not now, nor shall it later, have value of less than $3,500,000.00.

         C. AutoPrime, relying on CIC/LLCI's representation of value of not less than $3,500,000.00, has agreed not to seek immediate payment of various obligations presently owed by CIC and LLCI to AutoPrime.

         D. Contemporaneously, and as a part of a contemporaneous transaction involving AutoCorp, AutoPrime, CIC, LLCI and others detailed in a certain Master Agreement of even date (the "Transaction") and in order to induce AutoPrime (i) to make certain concessions as a part of the overall transaction, (ii) to continue the extension of credit to CIC and LLCI, and (iii) to continue the credit risks arising from transactions between CIC and LLCI and AutoCorp, CIC and LLCI, jointly and severally have executed, delivered, and agreed to perform promptly and consistently with, this Agreement.

                                    AGREEMENT

         Therefore, for valuable consideration, it is agreed as follows:

         1. If at any time prior to January 1, 2002, the fair market value of the Preferred Stock shall become less than $3,500,000.00, AutoCorp shall issue to CIC/LLCI, jointly, and CIC/LLCI shall pledge to AutoPrime as additional collateral, such number of shares of the Series A Preferred Stock of AutoCorp as shall be required from time to time to cause the fair market value of the Series A Preferred Stock and all newly issued shares of Series A Preferred Stock to maintain an aggregate value of not less than $3,500,000.00 at all times during such period of time.


AGREEMENT TO ISSUE ADDITIONAL PREFERRED STOCK -                           Page 1

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         2.       The  number  of  newly  issued  shares  of  AutoCorp  Series A
                  Preferred Stock, as required from time to time, to maintain a fair market value of all collateral of $3,500,000.00, shall be that number of shares agreed upon between AutoCorp and AutoPrime. In the event of any disagreement, the number of shares shall be that number of shares required by AutoPrime, taking into account then existing market conditions pertaining to the preferred and common stock of AutoCorp and the then existing financial condition of AutoCorp.

         3. Newly issued shares of AutoCorp Series A Preferred Stock shall be issued and delivered to AutoPrime, at AutoCorp's sole cost and expense, promptly following AutoCorp's receipt of each written demand for such issuance and delivery from AutoPrime, with copies of each such demand to be delivered to both CIC and LLCI.

         4. AutoCorp hereby covenants not to issue any preferred stock of any kind to any person or entity other than CIC/LLCI, for the benefit of AutoPrime, in amounts required by this Agreement until after February 1, 2002.

         5.       This  Agreement  is binding  upon the  parties  hereto,  their successors and assigns; may not be assigned in whole or in part without the prior written consent of AutoPrime; shall be construed under the laws of the State of Nevada; and, with respect to any disputes arising hereunder, shall be interpreted, construed and enforced only by a court of competent jurisdiction located in Dallas, Dallas County, Texas.

         6. If any party shall breach any provision of this Agreement, or fail to timely and promptly perform as required hereunder, the breaching party shall be liable to all other parties for all damages directly arising from or related or indirectly to such breach, including, as damages, all attorneys fees, costs and expenses paid or incurred by the non-breaching party(ies) in the protection, preservation or prosecution of any rights or benefits directly or indirectly arising under or related to this Agreement.

         Executed this 30th day of December, 1998.


                                        CONSUMER INVESTMENT CORPORATION

                                        By: /s/ William O. Merritt
                                            ----------------------------
                                                William O. Merritt

                                        LENDERS LIQUIDATORS CENTER, INC.

                                        By: /s/ William O. Merritt
                                            ----------------------------
                                                William O. Merritt

                                        AUTOCORP EQUITIES, INC.

                                        By: /s/ Charles Norman
                                            ----------------------------
                                              Charles Norman

                                        AUTOPRIME, INC.

                                        By: /s/ Robert A. Baker
                                            ----------------------------
                                              Robert A. Baker


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